UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Leibman, Leon
   c/o 2 Neville Terrace
   London SM7 3AT

2. Issuer Name and Ticker or Trading Symbol
   Greg Manning Auctions, Inc. (GMAI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   6/99

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |1/7/99|  G |    1,000         | D |           |  973,720          |   D  |                           |
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |12/17/|  G |       30         | D |           |                   |   D  |                           |
                             |  98  |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/17/|  G |      250         | D |           |                   |   D  |                           |
                             |  98  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/29/|  G |  200,000         | A |  $2.50    |                   |   D  |                           |
                             |  98  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/29/| P/K|  750,000         | A |           |                   |   D  |                           |
                             |  98  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option            |$2.50   |10/29|  A | 15,000    |   |10/29 10/29|    Common          |       | 15,000     | D              |
                        |        |  98 |    |           |   | 99(1)  08 |                    |       |            |                |
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                        |        |     |    |           |   |           |                    |       |            |                |
                        |        |     |    |           |   |           |                    |       |            |                |
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                        |        |     |    |           |   |           |                    |       |            |                |
                        |        |     |    |           |   |           |                    |       |            |                |
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                        |        |     |    |           |   |           |                    |       |            |                |
                        |        |     |    |           |   |           |                    |       |            |                |
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                        |        |     |    |           |   |           |                    |       |            |                |
                        |        |     |    |           |   |           |                    |       |            |                |
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___________________________________________________________________________________________________________________________________|

Explanation  of Responses:
(1) The option vests in four equal annual installments beginning on 10/29/99.

    /s/ Leon Liebman                           August 30, 1999
    --------------------------------           ------------------------------
    **Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                 SEC 2270 (7-96)